Underlying supplement no. 1050	Registration Statement no. 333-134553
To prospectus dated May 30, 2006 and	Dated May 6, 2008
prospectus supplement dated May 30, 2006	Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the S&P 500® Index (SPX), the Russell 2000® Index (RTY), the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY), the MSCI EM (Emerging Markets) Index (MXEF), the Swiss Market Index® (SMI) and the S&P®/ASX 200 Index (AS51)

General

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to a basket of indices. This underlying supplement no. 1050 describes a basket of indices (the “Basket”) consisting of the S&P 500® Index, the Russell 2000® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® and the S&P®/ASX 200 Index which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, terms supplement, including the description of the S&P 500® Index, the Russell 2000® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® and the S&P®/ASX 200 Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement, the relevant product supplement or the relevant terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplement and any other related prospectus supplements.

Investing in notes linked to a Basket consisting of the S&P 500® Index, the Russell 2000® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index®and the S&P®/ASX 200 Index involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1050 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1050, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplement or any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

May 6, 2008

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“Standard & Poor’s”, “S&P”, “S&P 500” and “Standard & Poor’s 500” are trademarks of McGraw-Hill, Inc. and are expected to be licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P 500® Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

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“Russell 2000® Index” is a registered trademark of Russell Investment Group (“Russell”) and has been licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

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“Dow Jones EURO STOXX 50®” and “STOXX®” are trademarks of STOXX Limited and are licensed for use by Lehman Brothers and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Dow Jones EURO STOXX 50® Index are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

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“FTSE®”, “FT-SE®” and “Footsie®” are registered trademarks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited (“FTSE”) under license. The notes, which are linked to the performance of the FTSE 100 Index®, are not sponsored, endorsed, sold or promoted by FTSE, and FTSE makes no representation regarding the advisability of investing in the notes.

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“NikkeiSM” and “Nikkei 225SM” are service marks of Nikkei Inc. and will be licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Nikkei 225SM Index, are not sponsored, endorsed, sold or promoted by Nikkei Inc., and Nikkei Inc. makes no representation regarding the advisability of investing in the notes.

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“MSCI EM (Emerging Markets) Index” (formerly, the MSCI Emerging Markets IndexSM) is compiled and maintained by MSCI Inc. (“MSCI”, the successor to Morgan Stanley Capital International, Inc.) and is expected to be licensed for use by Lehman Brothers Holdings Inc. The notes which are linked to the performance of the MSCI EM (Emerging Markets) Index, are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the notes.

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“Swiss Market Index®”, “Swiss Leader Index®”, and “Swiss Performance Index®” are internationally registered trademarks of SWX Swiss Exchange and are expected to be licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the Swiss Market Index®, are not sponsored, endorsed, sold or promoted by SWX Swiss Exchange, and SWX Swiss Exchange makes no representation regarding the advisability of investing in the notes.

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“Standard & Poor’s”, “S&P”, “S&P 500” and “Standard & Poor’s 500” are trademarks of the McGraw-Hill Companies, Inc. and are expected to be licensed for use by Lehman Brothers Inc. and sub-licensed for use by Lehman Brothers Holdings Inc. The notes, which are linked to the performance of the S&P®/ASX 200 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

Underlying Supplement

Risk Factors	US-1
The Basket	US-5
The S&P 500® Index	US-6
The Russell 2000® Index	US-11
The Dow Jones EURO STOXX 50® Index	US-15
The FTSE 100 Index®	US-20
The Nikkei 225SM Index	US-23
The MSCI EM (Emerging Markets) Index	US-27
The Swiss Market Index®	US-33
The S&P®/ASX 200 Index	US-39

MTN Prospectus Supplement

Risk Factors	S-3
Description of the Notes	S-12
Supplemental United States Federal Income Tax Consequences	S-36
Certain ERISA Considerations	S-43
Plan of Distribution	S-44
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

This underlying supplement no. 1050, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1050, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1050, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1050, the relevant terms supplement, and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional

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advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1050, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1050, the relevant terms supplement, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to a basket consisting of S&P 500® Index, the Russell 2000® Index, the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index®and the S&P®/ASX 200 Index will involve certain risks. Investing in the notes is not equivalent to investing directly in stocks underlying a Basket Index or instruments whose value is derived from a Basket Index or the component stocks of a Basket Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to the Basket is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

Each publisher may adjust its respective Basket Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. and the publisher of the S&P 500® Index, is responsible for calculating and maintaining the S&P 500® Index. Russell Investments (“Russell”) is responsible for calculating and maintaining the Russell 2000® Index. STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE 100 Index®. Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225SM Index. MSCI is responsible for calculating and maintaining the MSCI EM (Emerging Markets) Index. The SWX Swiss Exchange is responsible for calculating and maintaining the Swiss Market Index®. The Standard & Poor’s Australian Index Committee (the “S&P/ASX Committee”) is responsible for calculating and maintaining the S&P®/ASX 200 Index. We are not affiliated with S&P, Russell, STOXX Limited, FTSE, Nikkei Inc., the MSCI, the SWX Swiss Exchange or the S&P/ASX Committee in any way (except for the licensing arrangements discussed below in “The S&P 500® Index”, “The Russell 2000® Index”, “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The Nikkei 225SM Index”, “The MSCI EM (Emerging Markets) Index”, “The Swiss Market Index®” and “The S&P®/ASX 200 Index”), and we have no way to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the related Basket Index.

Each of S&P, Russell, STOXX Limited, FTSE, Nikkei Inc., MSCI, the SWX Swiss Exchange and the S&P/ASX Committee can add, delete or substitute the stocks underlying its Basket Index or make other methodological changes that could change the level of its Basket Index. You should realize that the changing of companies included in any Basket Index may affect such Basket Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of S&P, Russell, STOXX Limited, FTSE, Nikkei Inc., MSCI, the SWX Swiss Exchange or the S&P/ASX Committee may alter, discontinue or suspend calculation or dissemination of its Basket Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. None of S&P, Russell, STOXX Limited, FTSE, Nikkei Inc., MSCI, the SWX Swiss Exchange and the S&P/ASX Committee has any obligation to consider your interests in calculating or revising its Index. See “The S&P 500® Index”, “The Russell 2000® Index”, “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The Nikkei 225SM Index”, “The MSCI EM (Emerging Markets) Index”, “The Swiss Market Index®” and “The S&P®/ASX 200 Index.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

Unless otherwise specified in the relevant product supplement or terms supplements, amounts payable on the notes will not be adjusted due to fluctuations in foreign exchange rates

Unless otherwise specified in the relevant product supplement or terms supplements, amounts payable on the notes will be determined by reference to the levels of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® or the S&P®/ASX 200 Index expressed in absolute terms without giving effect to any fluctuations in currency exchange rates between the U.S. dollar and the currencies in which the stocks underlying the applicable Basket Indices are traded. For example, if the quoted level of a particular Basket Index were to increase by a certain percentage, amounts payable on the notes attributable to the performance of that Basket Index will be determined by reference to that percentage increase, regardless of the value of the Basket Index as translated into U.S. dollars. Accordingly, amounts payable on the notes will not be affected by fluctuations in currency exchange rates between the U.S. dollar and the currencies in which the Basket Indices are expressed, except to the extent that the level of an applicable Basket Index itself is adjusted due to foreign currency fluctuation, although such fluctuations could result in macroeconomic conditions which could affect the respective levels of the Basket Indices. Investing in the notes is not equivalent to investing directly in financial contracts linked to the levels of the Basket Indices or any of the component stocks of a Basket Index.

Adverse changes in foreign currency exchange rates could negatively affect the value of the notes to the extent such adverse changes negatively impact the level of the Basket Indices

To the extent that a stock included in a Basket Index is traded in a foreign currency and such stock’s price must be converted into a different currency in order to calculate the level of the Basket Index, an adverse change in the foreign exchange rate in which such stock is traded relative to the currency into which the stock’s price must be converted will negatively affect the level of that Basket Index. Adverse changes in the level of a Basket Index will, in turn, negatively affect the amounts payable on the notes. For Example, the MSCI EM (Emerging Markets) Index is quoted in U.S. dollars while the stocks included in that Basket Index are traded in various foreign currencies. Adverse changes in the U.S. dollar exchange rate relative to those currencies will negatively affect the level of that Basket Index.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits between countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are one of the companies that make up the S&P 500® Index, but we not affiliated with any of the other companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to S&P, Russell, STOXX Limited, FTSE, Nikkei Inc., MSCI, the SWX Swiss Exchange or S&P/ASX Committee or any of the other companies represented in the Basket and none of those companies will be involved in the offering of notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

Notes linked to the MSCI EM (Emerging Markets) Index will have exposure to fluctuations in foreign exchange rates.

Because the MSCI EM (Emerging Markets) Index is denominated in U.S. dollars, but its components stocks are denominated in foreign currencies, you will have foreign currency exposure. The value of your notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the MSCI EM (Emerging Markets) Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, the value of your notes may increase or decrease at maturity.

You will have no shareholder rights in issuers of stocks underlying the Basket Indices.

Investing in the notes is not equivalent to investing in the securities underlying the Basket Indices. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities that make up any of the Basket Indices would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the MSCI EM (Emerging Markets) Index, the Swiss Market Index® or the S&P®/ASX 200 Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the MSCI EM (Emerging Markets) Index are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in these indices are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

There are risks in emerging markets.

The countries represented by the MSCI EM (Emerging Markets) Index include Argentina, Brazil, Chile, China, Columbia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey, which are deemed emerging markets. Countries with emerging markets may have relatively unstable governments; may present risks of nationalization of businesses; may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets; and may be less protective of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

Many economic and market factors will impact the value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

In addition to the level of the Basket Indices on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of each of the Basket Indices or the securities underlying the indices;

•	the time to maturity of the notes (and any associated “time premiums”)

•	the dividend rate on the common stocks included in the Basket Indices;

•	interest and yield rates in the market generally as well as in the markets of the stocks included in the Basket Indices;

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economic, financial, political, geographical, agricultural, meteorological, regulatory or judicial events that affect the securities underlying the Basket Indices or markets generally and which may affect the Basket Indices closing levels; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical performance of the Basket Indices is not an indication of future performance.

You cannot predict the future performance of the Basket based on the historical performance of the Basket Indices. The level of the Basket may fluctuate such that you may not receive any return of your investment.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the eight Basket Indices, which will be equally weighted unless otherwise specified in the relevant terms supplement. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE S&P 500® INDEX

We have derived all information contained in this underlying supplement no. 1050 regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). The S&P 500® Index is offered and maintained by S&P. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.standardandpoors.com. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this underlying supplement no. 1050 or any terms supplement.

S&P 500® Index Composition, Maintenance and Calculation

The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this underlying supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Market Value”). In order that the level of the S&P 500® Index not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows, where “Old Divisor” is the Index Divisor before the corporate event and “Pre-Event Market Value” is the market value of the component stocks before the corporate event:

New Divisor	=	Old Divisor	x	Post-Event Market Value
Pre-Event Market Value

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges. Revised IWFs are applied on the third Friday of September. Changes in IWFs resulting from corporate actions which exceed 10 percentage points will be implemented as soon as possible; changes of less than 10 percentage points are implemented at the next annual review.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time in its sole discretion. If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “S&P 500® successor index”), then any Index closing level will be determined by reference to the level of such S&P 500® successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the S&P 500® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of an S&P 500® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no S&P 500® successor index is available at such time, or the calculation agent has previously selected an S&P 500® successor index and publication of such S&P 500® successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if S&P (or the publisher of any S&P 500® successor index) fails to calculate and publish a closing level for the S&P 500® Index (or any S&P 500® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P 500® successor index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P 500® Index or S&P 500® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P 500® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P 500® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P 500® Index or an S&P 500® successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P 500® successor index is in any other way modified so that the S&P 500® Index or such S&P 500® successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P 500® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P 500® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P 500® Index or such S&P 500® successor index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or a S&P 500® successor index is modified so that the level of the S&P 500® Index or such S&P 500® successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust its calculation of the S&P 500® Index or such S&P 500® successor index in order to arrive at a level of the S&P 500® Index or such S&P 500® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P 500® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s®, a division of The McGraw Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, AND “S&P 500®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND ARE EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE RUSSELL 2000® INDEX

We have derived all information contained in this underlying supplement no. 1050 regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investment Group (“Russell”). We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources

You can obtain the level of the Russell 2000® Index at any time from the Bloomberg Financial Markets page “RTY <Index> <GO>“ or from the Russell website at www.russell.com. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this underlying supplement no. 1050 or any terms supplement.

Russell 2000® Index Composition and Maintenance

Russell began dissemination of the Russell 2000® Index on January 1, 1987 and calculates and publishes the Russell 2000® Index on Bloomberg L.P. (“Bloomberg”) under index symbol “RTY”. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies which are either domiciled in the United States, its territories or are eligible for inclusion as a BDI (as defined below). All 2,000 stocks are traded on a major U.S. exchange and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest companies either domiciled in the United States or its territories, or companies eligible for inclusion as a BDI, as determined by market capitalization.

The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the United States equity market. The Russell 2000® Index is determined and calculated by Russell without regard to the notes.

Companies domiciled in the United States and its territories are eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index. Beginning during reconstitution 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands and Netherlands Antilles. Companies incorporated in these regions are considered Benefits Drive Incorporations (“BDI”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible: (i) the company has the headquarters in the U.S. or (ii) the company’s headquarters is also in the BDI designated region or country and the primary exchange for local shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is only one factor for inclusion if both incorporation and headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company has its headquarters in another country, other than the BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000® Index and the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets or Over The Counter (OTC) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31 to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of securities of a company is eligible for inclusion in the Russell 3000® Index, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independent of the other.

The primary criterion used to determine the list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing levels of the company’s common stock on its primary exchange on May 31 of each year, Russell reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of June 22 of each year, the Russell 2000® Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. In addition, since September 2004, Russell has added initial public offerings to the Russell 3000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000® Index level is calculated by adding the market values of component stocks of the Russell 2000® Index, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the level of the Russell 2000® Index, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

Russell has no obligation to continue to publish, and may discontinue the publication of, the Russell 2000® Index. If Russell discontinues publication of the Russell 2000® Index, and the Russell 2000® Index or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Russell 2000® Index (such index being referred to herein as a “Russell 2000® Index successor index”), then any Index closing level will be determined by reference to the level of such Russell 2000® Index successor index at the close of trading on the relevant exchange or market for the Russell 2000® Index successor index on each relevant Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Russell 2000® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Russell discontinues publication of the Russell 2000® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Russell 2000® Index successor index is available at such time, or the calculation agent has previously selected a Russell 2000® Index successor index and publication of such Russell 2000® Index successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Russell (or the publisher of any Russell 2000® Index successor index) fails to calculate and publish a closing level for the Russell Index (or any Russell 2000® Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Russell 2000® Index or Russell 2000® Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Russell 2000® Index or Russell 2000® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Russell 2000® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Russell 2000® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Russell 2000® Index or a Russell 2000® Index successor index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a Russell 2000® Index successor index is in any other way modified so that the Russell 2000® Index or such Russell 2000® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such Russell 2000® Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Russell 2000® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such Russell 2000® Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Russell 2000® Index or such Russell 2000® Index successor index, as adjusted. Accordingly, if the method of calculating the Russell 2000® Index or a Russell 2000® Index successor index is modified so that the level of such Russell 2000® Index or Russell 2000® Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index), then the calculation agent will adjust such Russell 2000® Index in order to arrive at a level of the Russell 2000® Index or such Russell 2000® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Russell

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with Russell, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Russell 2000® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Russell 2000® Index to track general stock market performance. Russell’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of Russell without regard to Lehman Brothers Holdings Inc. or the notes. Russell has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL

HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“RUSSELL 2000® INDEX” IS A TRADEMARK OF RUSSELL AND HAS BEEN LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY RUSSELL AND RUSSELL MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE DOW JONES EURO STOXX 50® INDEX

We have derived all information contained in this underlying supplement no. 1050 regarding the Dow Jones EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is offered and maintained by STOXX Limited. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1050 or any terms supplement.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange AG. Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

The free float factors and weighting cap factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The weighting of a component stock is capped at 10% of the Dow Jones EURO STOXX 50® Index’s total free float market capitalization.

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index Level	=	free float market capitalization of the Dow Jones EURO STOXX 50® Index	×	1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” number of shares held (where applicable).

(1) Cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases	(2) Special cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases
(3) Split and reverse split: Adjusted price = closing price × A/B New number of shares = old number of shares × B/A Divisor: no change	(4) Rights offering: Adjusted price = (closing price × A + subscription price × B) / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: increases
(5) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change	(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced by

                           company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase shares / self tender:

Adjusted price = ((price before tender × old number of

                            shares ) – (tender price × number of

                            tendered shares))/(old number of

                            shares – number of tendered shares)

New number of shares = old number of shares – number

                                         of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = ((closing price × A) – (price of spun-off shares × B)) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price

                           × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares×

                                         ((A + B) × (1 + C / A)) / A

Divisor: increases

– If stock distribution is applicable after rights offering (one action applicable to other):

Adjusted price = (closing price × A + subscription

                           price × C) / ((A + C) × (1 + B / A))

New number of shares = old number of shares ×

                                         ((A + C) × (1 + B / A))

Divisor: increases

– Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50® Index, and may discontinue publication of the Dow Jones EURO STOXX 50® Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “Dow Jones EURO STOXX 50® Index successor index”), then any Index closing level will be determined by reference to the level of such Dow Jones EURO STOXX 50® Index successor index at the close of trading on the relevant exchange or market for the Dow Jones EURO STOXX 50® Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Dow Jones EURO STOXX 50® Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Dow Jones EURO STOXX 50® Index successor index is available at such time, or the calculation agent has previously selected a Dow Jones EURO STOXX 50® Index successor index and publication of such Dow Jones EURO STOXX 50® Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50® Index successor index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50® Index (or any Dow Jones EURO STOXX 50® Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX 50® Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently making up the Dow Jones EURO STOXX 50® Index or Dow Jones EURO STOXX 50® Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones EURO STOXX 50® Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index

successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a Dow Jones EURO STOXX 50® Index successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such Dow Jones EURO STOXX 50® Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with STOXX Limited

Lehman Brothers International Europe has entered into a non-transferable, non-exclusive license agreement with STOXX Limited, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones EURO STOXX 50® Index in connection with certain securities, including the notes.

STOXX Limited has no relationship to Lehman Brothers Holdings Inc. other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Lehman Brothers Holdings Inc. or the notes. The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited does not recommend that any person invest in the securities linked to the Dow Jones EURO STOXX 50® Index or any other securities. STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50® Index to track general stock market performance. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, management, marketing or trading of the notes. STOXX Limited does not consider the needs of Lehman Brothers Holdings Inc. or the owners of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50® Index, not does STOXX Limited have any obligation to do so.

STOXX LIMITED AND DOW JONES WILL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE SECURITIES. SPECIFICALLY, STOXX LIMITED AND DOW JONES DO NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED AND DISCLAIM ANY AND ALL WARRANTY ABOUT: THE RESULTS TO BE OBTAINED BY THE SECURITIES, THE OWNER OF THE SECURITIES OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE INDEX AND THE DATA INCLUDED IN THE INDEX; THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS DATA; THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OF USE OF THE INDEX AND ITS DATA; STOXX LIMITED AND DOW JONES WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE INDEX OR ITS DATA; UNDER NO CIRCUMSTANCES WILL STOXX LIMITED OR DOW JONES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF STOXX LIMITED OR DOW JONES KNOWS THAT THEY MIGHT OCCUR. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS HOLDINGS INC. AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE SECURITIES OR ANY OTHER THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND ARE EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THE NOTES. LINKED TO THE PERFORMANCE OF THE DOW JONES EURO STOXX 50® INDEX ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE FTSE 100 INDEX®

We have derived all information contained in this underlying supplement no. 1050 regarding the FTSE 100 Index®, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and the Financial Times, in association with the Institute and the Faculty of Actuaries. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

You can obtain the level of the FTSE 100 Index® at any time from the Bloomberg Financial Markets page “UKX <Index> <GO> or from the FTSE website at www.ftse.com. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1050 or any terms supplement.

FTSE 100 Index® Composition and Maintenance

The FTSE 100 Index® is a stock index calculated, maintained, published and disseminated by FTSE. The FTSE 100 Index® measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FTSE 100 Index® began in February, 1984.

The 100 stocks included in the FTSE 100 Index® (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

The FTSE 100 Index® is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index® if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE 100 Index®. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

FTSE 100 Index® Calculation

The FTSE 100 Index® is calculated by (i) multiplying the per share price of each stock included in the FTSE 100 Index® by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSE 100 Index®, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index® and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index® and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100 Index® than will movements in share prices of companies with relatively smaller market capitalization.

Discontinuation of the FTSE 100 Index®; Alteration of Method of Calculation

FTSE has no obligation to continue to publish, and may discontinue the publication of, the FTSE 100 Index®. If FTSE discontinues publication of the FTSE 100 Index® and FTSE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE 100 Index® (such index being referred to herein as a “FTSE 100 Index® successor index”), then any Index closing level will be determined by reference to the level of such FTSE 100 Index® successor index at the close of trading on the relevant exchange or market for the FTSE 100 Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE 100 Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FTSE discontinues publication of the FTSE 100 Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no FTSE 100 Index® successor index is available at such time, or the calculation agent has previously selected an FTSE 100 Index® successor index and publication of such FTSE 100 Index® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FTSE (or the publisher of any FTSE 100 successor index) fails to calculate and publish a closing level for the FTSE 100 Index® (or any FTSE 100 successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE 100 Index® or FTSE 100 Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE 100 Index® or FTSE 100 Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the FTSE 100 Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE 100 Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE 100 Index® or a FTSE 100 Index® successor index, or the level thereof, is changed in a material respect, or if the FTSE 100 Index® or a FTSE 100 Index® successor index is in any other way modified so that the FTSE 100 Index® or such FTSE 100 Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSE 100 Index® or such FTSE 100 Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE 100 Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE 100 Index® or such FTSE 100 Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE 100 Index® or such FTSE 100 Index® successor index, as adjusted. Accordingly, if the method of calculating the FTSE 100 Index® or a FTSE 100 Index® successor index is modified so that the level of such FTSE 100 Index® or FTSE or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the FTSE 100 Index®), then the calculation agent will adjust such FTSE 100 Index® in order to arrive at a level of the FTSE 100 Index® or such FTSE 100 Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FTSE

Lehman Brothers Holdings Inc. has entered into a non-transferable, non-exclusive license agreement with FTSE, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the FTSE 100 Index®, in connection with certain products, including the notes. All rights to the FTSE 100 Index® are owned by the FTSE, the publisher of the FTSE 100 Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index®. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Lehman Brothers Holdings Inc. or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED (“FTSE”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “EXCHANGE”) NOR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FTSE, THE EXCHANGE OR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE 100 INDEX® AND/OR THE FIGURE AT WHICH SUCH INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE 100 INDEX® IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100 INDEX® AND NEITHER FTSE NOR THE EXCHANGE NOR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADEMARKS OF THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED AND ARE USED BY FTSE INTERNATIONAL LIMITED UNDER LICENSE.

THE NIKKEI 225SM INDEX

We have derived all information regarding the Nikkei 225SM Index contained in this underlying supplement no. 1050, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei website at www.nni.nikkei.co.jp. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1050 or any terms supplement.

Nikkei 225SM Index Composition and Maintenance

The Nikkei 225SM Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225SM Index, as of the date of this underlying supplement, is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225SM Index) be included in the Nikkei 225SM Index.

The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Nikkei 225SM Index Calculation

The Nikkei 225SM Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.394 as of April 2, 2008 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225SM Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225SM Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225SM Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225SM Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225SM Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225SM Index immediately after such change) will equal the level of the Nikkei 225SM Index immediately prior to the change.

An Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225SM Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225SM Index. Nikkei Inc. first calculated and published the Nikkei 225SM Index in 1970.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225SM Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225SM Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225SM Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the Nikkei 225SM Index; Alteration of Method of Calculation

Nikkei Inc. has no obligation to continue to publish the Nikkei 225SM Index, and may discontinue publication of the Nikkei 225SM Index at any time in its sole discretion. If Nikkei Inc. discontinues publication of the Nikkei 225SM Index and Nikkei Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Nikkei 225SM Index successor index”), then any Index closing level will be determined by reference to the level of such Nikkei 225SM Index successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225SM Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Nikkei 225SM Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nikkei Inc. discontinues publication of the Nikkei 225SM Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei 225SM Index successor index is available at such time, or the calculation agent has previously selected a Nikkei 225SM Index successor index and publication of such Nikkei 225SM Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Nikkei Inc. (or the publisher of any Nikkei 225SM Index successor index) fails to calculate and publish a closing level for the Nikkei 225SM Index (or any Nikkei 225SM Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225SM Index or Nikkei 225SM Index successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225SM Index or Nikkei 225SM Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nikkei 225SM Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nikkei 225SM Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nikkei 225SM Index or a Nikkei 225SM Index successor index, or the level thereof, is changed in a material respect, or if the Nikkei 225SM Index or a Nikkei 225SM Index successor index is in any other way modified so that the Nikkei 225SM Index or such Nikkei 225SM Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225SM Index or such Nikkei 225SM Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nikkei 225SM Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225SM Index or such Nikkei 225SM Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nikkei 225SM Index or such Nikkei 225SM Index successor index, as adjusted. Accordingly, if the method of calculating the Nikkei 225SM Index or a Nikkei 225SM Index successor index is modified so that the level of the Nikkei 225SM Index or such Nikkei 225SM Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225SM Index), then the calculation agent will adjust its calculation of the Nikkei 225SM Index or such Nikkei 225 SM Index successor index in order to arrive at a level of the Nikkei 225SM Index or such Nikkei 225SM Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Nikkei Digital Media, Inc.

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225SM Index to third parties. The license agreement will grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Nikkei 225SM Index in connection with certain securities, including the notes.

The license agreement between NDM and Lehman Brothers Holdings Inc. will provide that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225SM Index or the level of the Nikkei 225SM Index on any particular day or otherwise.

The Nikkei 225SM Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the Nikkei 225SM Index, and Nikkei Inc. shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225SM Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225SM Index.

“Nikkei” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225SM Index.

Our license agreement with NDM provides that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225SM Index by us or our affiliates.

THE MSCI EM (EMERGING MARKETS) INDEX

We have derived all information regarding the MSCI EM (Emerging Markets) Index contained in this underlying supplement no. 1050 including, without limitation, its make-up, method of calculation, and changes in its components, from the MSCI Global Investable Market Indices Methodology Book published by MSCI Inc. and other publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

You can obtain the level of the MSCI EM (Emerging Markets) Index at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>“ or from the MSCI website at www.mscibarra.com. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1050 or any terms supplement.

MSCI EM (Emerging Markets) Index Composition and Calculation

The MSCI EM (Emerging Markets) Index (the “Index”) is a free float-adjusted market capitalization index that is designed to measure the performance of certain equity market performance of emerging markets. It has a base date of December 31, 1987 and had on that date an initial value of 100. The MSCI EM (Emerging Markets) Index is calculated in U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours.

As of May 2, 2008, the Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of May 2, 2008 the five largest sector weights were: Financials (21.363%), Energy (17.962%), Materials (16.017%), Telecommunication Services (11.060%) and Information Technology (10.905%). The Index contained 938 constituents with a total market capitalization of US$3,579,827 million.

The Index is part of the MSCI Equity Indices series. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

MSCI recently announced changes to the methodology used in its MSCI International Equity Indices. The current MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, are transitioning to the Global Investable Market Indices methodology described below. The first phase of the transition of the MSCI Standard Indices, which include the MSCI EM (Emerging Markets) Index, was completed on November 30, 2007. At the end of the transition period (May 30, 2008), the current MSCI Standard Indices will be composed of the MSCI Large Cap and Mid Cap Indices. The current MSCI Small Cap Index will transition to the MSCI Small Cap Index resulting from the new methodology. Together, the relevant MSCI Large Cap, Mid Cap and Small Cap Indices will make up the MSCI Investable Market Index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules contained herein, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

MSCI EM (Emerging Markets) Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing event-related changes. Changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Transition

MSCI will transition the current MSCI Standard Index, the Small Cap Index and all indices derived from the MSCI Standard Index to the Global Investable Market Indices methodology described above.

All indices that are constructed with the Standard Indices as their basis, such as the GDP-weighted indices, 10/40 Indices and other custom indices, High Dividend Yield Indices, the MSCI Global Value and Growth Indices, etc., will continue to be derived from the Standard Indices throughout the transition.

The second phase of the transition of the MSCI Standard and the MSCI Small Cap Indices to the MSCI Global Investable Market Indices methodology will take place on May 30, 2008 (the first phase having been completed on November 30, 2007). The final additions and deletions of constituents for the second phase will be announced at least four weeks in advance of their implementation in the Standard and Small Cap Indices. All indices derived from the MSCI Standard Indices will follow the two-phase transition, except for the MSCI Euro and Pan Euro Indices which were transitioned in one phase on November 30, 2007. The transition will be synchronized for all markets and composites.

During the transition period, MSCI will be producing the MSCI Provisional Standard and Provisional Small Cap Indices to assist investors in understanding the changes that would occur if the Global Investable Market Indices methodology were immediately implemented in the current MSCI Standard and Small Cap Indices. The Provisional Indices also provide increased flexibility to current investors who wish to transition to the Global Investable Market Indices methodology on their own schedule.

The Provisional Standard and Provisional Small Cap Indices and the new Size Segment and Style Indices that will be created based on this methodology are official MSCI indices and, as such, can be used for a variety of purposes, including as the basis for new investment mandates and for investment vehicles such as passive mutual funds, exchange traded funds and listed and over-the-counter derivative contracts.

Reflecting Constituent Changes in the Standard Indices at the Transition Points

In the first phase of the transition, which was completed on November 30, 2007:

•	After rebalancing the Provisional Standard Indices as per the SAIR, they were compared with the relevant Standard Indices.

•

All companies that were in the Provisional Standard Index but not in the corresponding Standard Index were added to the Standard Index at half of their free float-adjusted market capitalization, and all companies that were not in the Provisional Standard Index but were in the corresponding Standard Index were retained in the Standard Index but at only half of their free float-adjusted market capitalization.

In the second and final phase in May 2008:

•	The Provisional Standard Indices will be rebalanced.

•	Any and all differences between the rebalanced Provisional Standard Index and the Standard Index will be fully implemented in the Standard Indices.

The transition of the Small Cap Indices will be synchronized with the transition of the Standard Indices, following the same timeline and approach.

Discontinuation of the MSCI EM (Emerging Markets) Index; Alteration of Method of Calculation

MSCI has no obligation to continue to publish the MSCI EM (Emerging Markets) Index, and may discontinue publication of the MSCI EM (Emerging Markets) Index at any time in its sole discretion. If MSCI discontinues publication of the MSCI EM (Emerging Markets) Index and MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “MSCI EM (Emerging Markets) Index successor index”), then any Index closing level will be determined by reference to the level of such MSCI EM (Emerging Markets) Index successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the MSCI EM (Emerging Markets) Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a MSCI EM (Emerging Markets) Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If MSCI discontinues publication of the MSCI EM (Emerging Markets) Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no MSCI EM (Emerging Markets) Index successor index is available at such time, or the calculation agent has previously selected a MSCI EM (Emerging Markets) Index successor index and publication of such MSCI EM (Emerging Markets) Index successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if MSCI (or the publisher of any MSCI EM (Emerging Markets) Index successor index) fails to calculate and publish a closing level for the MSCI EM (Emerging Markets) Index (or any MSCI EM (Emerging Markets) Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI EM (Emerging Markets) Index or MSCI EM (Emerging Markets) Index successor index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the MSCI EM (Emerging Markets) Index or MSCI EM (Emerging Markets) Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the MSCI EM (Emerging Markets) Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the MSCI EM (Emerging Markets) Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the MSCI EM (Emerging Markets) Index or a MSCI EM (Emerging Markets) Index successor index, or the level thereof, is changed in a material respect, or if the MSCI EM (Emerging Markets) Index or a MSCI EM (Emerging Markets) Index successor index is in any other way modified so that the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the MSCI EM (Emerging Markets) Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index, as adjusted. Accordingly, if the method of calculating the MSCI EM (Emerging Markets) Index or a MSCI EM (Emerging Markets) Index successor index is modified so that the level of the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI EM (Emerging Markets) Index), then the calculation agent will adjust its calculation of the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index in order to arrive at a level of the MSCI EM (Emerging Markets) Index or such MSCI EM (Emerging Markets) Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with MSCI

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with MSCI, which would grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the MSCI EM (Emerging Markets) Index in connection with certain products, including the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF OR THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE SWISS MARKET INDEX®

We have derived all information contained in this underlying supplement no. 1050 regarding the Swiss Market Index®, including its make-up, method of calculation and changes to its components from publicly available information. The SWX Swiss Exchange is a joint stock company established under the laws of Switzerland, operating a stock exchange authorized and regulated by the Swiss Federal Banking Commission. We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

You can obtain the level of the Swiss Market Index® at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>“ or from the SWX website at www.swx.com. We have not confirmed the accuracy or completeness of such information. Information contained in the SWX website is not incorporated by reference in, and should not be considered part of, this underlying supplement no. 1050 or any terms supplement.

Swiss Market Index® Composition and Maintenance

The Swiss Market Index® is a stock index calculated, maintained and published by the SWX Swiss Exchange. The Swiss Market Index® is primarily a non-dividend-corrected index (price index), but is also published under the designation SMIC® (Swiss Market Index® cum dividend) as a performance index. This underlying supplement no. 1050 refers to the Swiss Market Index®, not the SMIC® Index and notes linked to this underlying supplement shall be linked to the Swiss Market Index®, not the SMIC® Index. Publication of the Swiss Market Index® began on June 30, 1988 at a baseline value of 1,500 points.

The Swiss Market Index® represents approximately 90% of the free-float market capitalization of the Swiss equity market and is composed of a maximum of 30 of the largest and most liquid equities of the Swiss Performance Index (SPI®), a free-float-adjusted and dividend-corrected index that includes all SWX Swiss Exchange-traded equity securities of companies domiciled in Switzerland or the Principality of Liechtenstein.

Defining the Universe

The basic universe for admission to the Swiss Market Index® is the Swiss Performance Index (the “SPI”) which comprises all Swiss equities whose primary listing is on the SWX Swiss Exchange, with two exceptions:

(1) In order to be admitted to and remain in the SPI universe, a given security must meet a minimum free-float rate of 20%. If a stock falls below this limit and does not reach or exceed it again within three months, it is excluded. Stocks, that are not admitted to the SPI universe on free float grounds are admitted if the minimum free-float rate of 20% has been met continuously over a period of three months.

(2) Investment companies are not included in the SPI; this is to prevent companies from being counted twice. Investment companies that invest exclusively in companies with no primary listing on the SWX may be admitted to the SPI upon request.

The component stocks included in the Swiss Market Index are selected on their quarterly rankings and stringent requirements with regard to liquidity and market capitalization. To be admitted to the Swiss Market Index®, it must be part of the SPI and its market value must amount to a minimum of 0.45% of the overall SPI capitalization as of June 30 of a given year and must represent a minimum 50% of the average stock liquidity of the SPI® constituent stocks. The determination of the rankings of a maximum of 30 securities from the stock universe is calculated through a combination of market capitalization and the percentage sales at the market value of each individual security. For a security to be admitted to the Swiss Market Index®, it must have occupied rank 30th or above over four quarters and must occupy rank 25th or above as of June 30.

The composition of the Swiss Market Index® is reviewed annually by the Management Committee of the SWX Swiss Exchange, and adjustments are made on the basis of recommendation from the Index Commission and in compliance with Swiss Market Index®, Swiss Leader Index® (SLI®) and SPI® rules. Adjustments, if any, are made on the third Friday in September after the close of trading with at least two months prior notice. The time period used to evaluate which securities will be included in the Swiss Market Index® is July 1 through June 30. Provisional interim rankings are published at the end of the quarter on September 30, December 31 and March 31. The final adjustments to determine the new index equity components are based on the rankings as of June 30, which are calculated according to average capitalization and the turnover achieved during the one-year time period.

Swiss Market Index® Calculation

The Swiss Market Index® is a non-dividend-adjusted price index calculated according to the Laspeyres method, using a weighted arithmetic mean over a defined selection of securities. The formula is as follows:

The current index level can be calculated by dividing the sum of the market capitalizations of the securities contained in the Swiss Market Index® by the divisor. The divisor is a technical number used to calculate the Swiss Market Index®. If the market capitalization changes due to a corporate event, the divisor, calculated on the evening of the day before the corporate event takes effect, changes while the index value remains the same. The Swiss Market Index® is calculated in real time, which means that it is recalculated and republished immediately following any change in the price of any security. The minimum interval between calculations is one second.

The securities included in the Swiss Market Index® are weighted according to their free float, meaning that large share packages that reach or exceed the threshold of 5% are subtracted from the total market capitalization. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the commercial registry. Conditional and authorized capital does not count as issued and outstanding equity capital. The free float is also calculated on the basis of listed shares only. Where a company has different categories of listed securities, these are considered separately for the purposes of calculating the index.

The “open” index level of the Swiss Market Index® is calculated two minutes after the start of on-order book trading, as determined by the SWX Swiss Exchange and virt-x. The closing index level of the Swiss Market Index® is determined by the final closing prices of the Swiss Market Index® component securities at the close of trading, as determined by the SWX Swiss Exchange and virt-x. An established independent Recognized Investment Exchange (RIE) based in London and supervised by the Financial Services Authority, virt-x is the first cross-border trading platform for pan-European blue chips and is the home market for trading in the constituents of the Swiss Market Index®. In calculating the Swiss Market Index®, the last-paid price is taken into account. If no price has been paid on the day of calculation, the bid price is used. In the absence of a bid price, the previous day’s price is used. Only the prices achieved via the electronic order book of the SWX Swiss Exchange and virt-x are used.

Determining the Swiss Market Index® Component Securities

A selection list in which all SPI ® securities are ranked and which forms the basis for the rankings is published by SWX Swiss Exchange. The position of each security is determined by a combination of the following criteria:

(1)	Average free float capitalization (compared to the capitalization of the entire SPI® )

(2)	Cumulated on-order book turnover (compared to the total turnover of the entire SPI® )

The rank order is determined by giving each of the above factors a weighting of 50% and determining a so-called “weighted market share”. The securities with the larger “weighted market share” are ranked higher on the list published by SWX Swiss Exchange.

In order to limit fluctuations in the Swiss Market Index®, there is a tolerance zone of 10%, which inhibits securities’ addition to and exclusion from the Swiss Market Index®. In the Swiss Market Index®, this tolerance is +/- 2 positions, i.e., it encompasses positions 19 through 22 in the Swiss Market Index®. A security is admitted to the Swiss Market Index® if it ranks 18th or better in the annual rankings. A share ranked 19th or 20th is admitted only if a share included in the Swiss Market Index® meets the exclusion criteria directly (position 23 or lower) and no share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place.

A security is excluded from the Swiss Market Index® if it ranked 23rd or lower in the annual rankings. A share ranked 21st or 22nd is excluded only if a share meets the admission criteria directly (position 18 or higher), and no share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place. In the cases of major market changes as a result of capital events such as mergers or new listings, the Executive Committee of the SWX Swiss Exchange can decide, at the request of the Index Commission, that a security should be admitted to the Swiss Market Index® outside the accepted admission period as long as it clearly fulfills the criteria. For the same reasons, a security can also be excluded if requirements for admission to the Swiss Market Index® are no longer fulfilled.

The number of securities and free float-shares is adjusted on two ordinary adjustment dates each year: at the close of trading on the third Friday in March and the third Friday in September. The announcement of the provisional new securities is made at least one month before the adjustment date, with the SWX Swiss Exchange reserving the right to take account of recent changes before the adjustment date, so the definite new securities are announced five days before the adjustment date.

In order to maintain the stability of the Swiss Market Index® and avoid frequent minor changes to the weighting, a change in the total number of outstanding securities leads to an extraordinary adjustment only if it is equal to or greater than 5%. If an increase amounts to a change of less than 5%, it is taken into account in the next event and added to it. If the cumulative change is equal to or greater than 5%, the total number of outstanding securities is adjusted outside the ordinary dates on the day of the corporate event responsible for the cumulative change. The adjustment of the total number of outstanding securities is made on the day of the corporate event.

If the free float changes by 10 or more percentage points in a given year, the extraordinary adjustment is made immediately. A notification period of 10 trading days applies. In exceptional cases, the SWX Swiss Exchange reserves the right to make this adjustment without observing the notification period. If the free float changes as a result of an extraordinary adjustment of the number of shares, the free float is adjusted at the same time as the number of shares even if the free float changes by less than 10 percentage points. After a takeover, the free float of the company in question is adjusted upon publication of the end result. A five-day notification period applies. At the same time, the SWX Swiss Exchange may exclude the security from the relevant Swiss Market Index® family.

Dividend payments do not result in adjustments to the divisors of the Swiss Market Index®. Repayments of capital through the reduction of a share’s par value, which can take the place of a cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the Swiss Market Index® divisor). However, distributions (e.g., special dividends and anniversary bonuses) that, contrary to the company’s usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in an adjustment to the divisor of the Swiss Market Index®. Dividend payments are always treated as gross amounts, including the withholding tax portion.

Swiss Market Index Component Securities

According to publicly available information, as of May 2, 2008, securities included in the Swiss Market Index® (the “Swiss Market Index® Constituent Securities”) consist of the companies listed below. The weighting of each of the Swiss Market Index® Constituent Securities within the Swiss Market Index® is also provided.

Name	% Weight in the Index
Nestle S.A.	21.6519
Novartis AG	15.6544
Roche Holding Ltd	13.4541
ABB Ltd	8.2739
UBS AG	8.1373
Credit Suisse Group	6.3760
Zurich Financial Services AG	5.1983
Compagnie Financiere Richemont SA	3.7400
Swiss Reinsurance	3.5812
Syngenta AG	3.4129
Holcim Ltd	2.3516
Julius Baer Holding Ltd	1.8531
Swiss Life Holding	1.2226
Swatch Group AG	0.9957
Synthes, Inc.	0.9112
Adecco SA	0.8671
Swisscom AG	0.8589
Bâloise Holding AG	0.6603
Nobel Biocare Holding AG	0.4979
Clariant AG	0.3017

Set forth below are the sector breakdowns of the securities included in the Swiss Market Index® as of May 2, 2008:

Sector Breakdown
Health Care	30.52%
Financials	27.03%
Consumer Goods	21.65%
Industrials	9.14%
Materials	6.07%
Consumer Discretionary	4.74%
Telecommunications	0.86%

Discontinuation of the Swiss Market Index®; Alteration of Method of Calculation

SWX Swiss Exchange has no obligation to continue to publish, and may discontinue the publication of, the Swiss Market Index®. If SWX Swiss Exchange discontinues publication of the Swiss Market Index®, and the Swiss Market Index® or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Swiss Market Index® (such index being referred to herein as a “Swiss Market Index® successor index”), then any Index closing level will be determined by reference to the level of such Swiss Market Index® successor index at the close of trading on the relevant exchange or market for the Swiss Market Index® successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a Swiss Market Index® successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If SWX Swiss Exchange discontinues publication of the Swiss Market Index® prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Swiss Market Index® successor index is available at such time, or the calculation agent has previously selected a Swiss Market Index® successor index and publication of such Swiss Market Index® successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if SWX Swiss Exchange (or the publisher of any Swiss Market Index® successor index) fails to calculate and publish a closing level for the SWX Swiss Exchange Index (or any Swiss Market Index® successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Swiss Market Index® or Swiss Market Index® successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently included in the Swiss Market Index® or Swiss Market Index® successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Swiss Market Index® may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Swiss Market Index® or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Swiss Market Index® or a Swiss Market Index® successor index, or the level thereof, is changed in a material respect, or if the Swiss Market Index® or a Swiss Market Index® successor index is in any other way modified so that the Swiss Market Index® or such Swiss Market Index® successor index does not, in the opinion of the calculation agent, fairly represent the level of the Swiss Market Index® or such Swiss Market Index® successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Swiss Market Index® closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Swiss Market Index® or such Swiss Market Index® successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Swiss Market Index® or such Swiss Market Index® successor index, as adjusted. Accordingly, if the method of calculating the Swiss Market Index® or a Swiss Market Index® successor index is modified so that the level of such Swiss Market Index® or Swiss Market Index® or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Swiss Market Index®), then the calculation agent will adjust such Swiss Market Index® in order to arrive at a level of the Swiss Market Index® or such Swiss Market Index® successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with SWX Swiss Exchange

Lehman Brothers Holdings Inc. is expected to enter into a non-transferable, non-exclusive license agreement with SWX Swiss Exchange, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, to use the Swiss Market Index® in connection with certain products, including the notes. All rights to the Swiss Market Index® are owned by the SWX Swiss Exchange, the publisher of the Swiss Market Index®. Lehman Brothers Holdings Inc., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Swiss Market Index®. In addition, the SWX Swiss Exchange has no relationship to Lehman Brothers Holdings Inc. or the notes. The SWX Swiss Exchange does not sponsor, endorse, authorize, sell or promote the notes and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the amount payable on the stated maturity date.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY SWX SWISS EXCHANGE, AND SWX SWISS EXCHANGE MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE SWISS MARKET INDEX® AND/OR THE FIGURE AT WHICH SUCH INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE SWISS MARKET INDEX® IS COMPILED AND CALCULATED BY SWX SWISS EXCHANGE. HOWEVER, SWX SWISS EXCHANGE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE SWISS MARKET INDEX®, AND SWX SWISS EXCHANGE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“SWISS MARKET INDEX”, “SWISS LEADER INDEX® (SLI®)” AND “SWISS PERFORMANCE INDEX® (SPI®)” ARE TRADEMARKS OF SWX SWISS EXCHANGE AND ARE USED BY SWISS EXCHANGE UNDER LICENSE.

THE S&P®/ASX 200 INDEX

We have derived all information contained in this underlying supplement no. 1050 regarding the S&P®/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Standard & Poor’s Australian Index Committee (the “S&P/ASX Committee”). We have not independently verified such information. We have not confirmed the accuracy or completeness of the information derived from these public sources.

You can obtain the level of the S&P®/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>“ or from the Standard and Poor’s website at www.standardandpoors.com. We have not confirmed the accuracy or completeness of such information. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1050 or any terms supplement.

S&P®/ASX 200 Index Composition and Maintenance

The S&P®/ASX 200 Index is comprised of the S&P/ASX 100 Index stocks plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee. As of July 2007, the S&P®/ASX 200 Index represented approximately 80% of the total market capitalization of the Australian market. The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. The S&P®/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®)SM, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P®/ASX 200 Index. Global Industry Classification Standard (GICS®)SM and GICS(SM) are service marks of S&P and MSCI Inc., and GICS® is a trademark of S&P and MSCI Inc.

Set forth below are the sector breakdowns of the securities included in the S&P/ASX 200 Index as of April 30, 2008:

Sector Breakdown
Utilities	28.95%
Information Technology	27.45%
Consumer Staples	8.15%
Telecommunications Services	7.74%
Health Care	6.99%
Energy	6.79%
Consumer Discretionary	4.45%
Materials	4.29%
Financials and Property	3.24%
Property Trusts	1.55%
Health Care	0.41%

The Standard & Poor’s Australian Index Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect on the third Friday of December, March, June and September. The weighting of constituents in the S&P®/ASX 200 Index is determined by the free float assigned to each stock by the Standard & Poor’s Australian Index Committee. Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the Australian Stock Exchange are considered for inclusion in the S&P®/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. A stock’s liquidity is measured relative to its size peers. A minimum free float threshold of 30% exists for a stock to warrant inclusion in the S&P®/ASX 200 Index.

S&P®/ASX 200 Index Calculation

The S&P®/ASX 200 Index has a base value of 3,000. Calculation for the S&P®/ASX 200 Index is based on stock prices taken from the ASX and the index values are updated every 30 seconds as constituent prices change throughout the day. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

Discontinuation of the S&P®/ASX 200 Index; Alteration of Method of Calculation

The S&P/ASX Committee has no obligation to continue to publish, and may discontinue the publication of, the S&P®/ASX 200 Index. If the S&P/ASX Committee discontinues publication of the S&P®/ASX 200 Index and the S&P/ASX Committee or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P®/ASX 200 Index (such index being referred to herein as a “S&P®/ASX 200 Index successor index”), then any Index closing level will be determined by reference to the level of such S&P®/ASX 200 Index successor index at the close of trading on the relevant exchange or market for the S&P®/ASX 200 Index successor index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a S&P®/ASX 200 Index successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If the S&P/ASX Committee discontinues publication of the S&P®/ASX 200 Index successor index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no S&P®/ASX 200 Index successor index successor index is available at such time, or the calculation agent has previously selected an S&P®/ASX 200 Index successor index and publication of such S&P®/ASX 200 Index successor index successor index is discontinued prior to, and such discontinuation is continuing on such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if the S&P/ASX Committee (or the publisher of any S&P®/ASX 200 Index successor index) fails to calculate and publish a closing level for the S&P®/ASX 200 Index (or any S&P®/ASX 200 Index successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P®/ASX 200 Index or S&P®/ASX 200 Index successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P®/ASX 200 Index or S&P®/ASX 200 Index successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P®/ASX 200 Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P®/ASX 200 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index, or the level thereof, is changed in a material respect, or if the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index is in any other way modified so that the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P®/ASX 200 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index, as adjusted. Accordingly, if the method of calculating the S&P®/ASX 200 Index or a S&P®/ASX 200 Index successor index is modified so that the level of such S&P®/ASX 200 Index or S&P®/ASX 200 Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P®/ASX 200 Index), then the calculation agent will adjust such S&P®/ASX 200 Index in order to arrive at a level of the S&P®/ASX 200 Index or such S&P®/ASX 200 Index successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P®/ASX 200 Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P®/ASX 200 Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P and of the S&P®/ASX 200 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the owners of the notes into consideration in determining, composing or calculating the S&P®/ASX 200 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P and ASX have no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P®/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P®/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P®/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, “S&P 500®” AND “500®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.